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                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT ("Agreement") made as of the 1st day of March 1998 by and between THE SINGING MACHINE COMPANY, INC., a Delaware corporation with its principal office at 3101 N.W. 25th Avenue, Pompano Beach, Florida 30069 (the "Company") and Edward Steele, whose residence address is 19653 Oakbrook Court, Boca Raton, Florida 33434 (the "Executive").

         The Company and the Executive hereby agree as follows with respect to the Executive's relationship with the Company:

         1. Relationship; Term. The Company shall retain the Executive and the Executive shall be retained by the Company, on the terms and conditions hereinafter set forth, as an Executive for a period (the "Employment Period") commencing on March 1, 1998 (the "Commencement Date"), and ending on February 28, 2001 (the "Termination Date"), unless terminated sooner pursuant to the provisions hereof. Such period of employment shall be automatically extended for one (1) one-year term unless either the Company or the Executive notifies the other in writing at least sixty (60) days prior to the end of the then current term that it or he does not intend to renew such employment, in which case such employment will expire at the end of the then current term. During the entire term of this Aareement, the Executive shall be the Company's Chief Executive Officer/President, subject to the direction of the Board of Directors.

         2. Efforts on Company's Behalf. The Executive shall devote all of his time, and his best efforts, skills and attention to the business and affairs of the Company, shall serve the Company faithfully and competently and shall at all times act in the Company's best interest. The services to be rendered by Executive during the term hereof shall be Chief Executive Officer/President, subject at all times to the direction and control of the Company's Board of Directors. Nothing herein shall be construed to prevent Executive from investing in or participating in the management of companies or other entities which do not compete with the Company or from serving on the board of directors of any other company.

         3. Base Compensation.

            (a) The Company shall pay to the Executive, and the Executive agrees to accept, minimum base compensation of One Hundred Eighty Thousand Dollars and No/100 Cents ($180,000) per year (the "Base Compensation"), pursuant to the payroll policies of the Company.

            (b) Executive's Base Compensation shall automatically increase over the prior year's Base Compensation each year during the term hereof by not less than the greater of:

                (i) Five percent (5%); or

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                (ii) An amount calculated by multiplying the prior year's Base
                     Compensation by a fraction, the numerator of which shall be the consumer price index ("Consumer Price Index"), as hereafter defined, for the month of January in the year of adjustment and the denominator of which shall be the Consumer Price Index for the month of January in the prior year. The "Consumer Price Index" shall mean the Consumer Price Index for All Urban Consumers, U.S. City Average (1982-84=100) All Items, Bureau of Labor Statistics of the United States Department of Labor.

         4. Bonus Compensation.

            (a) Executive shall be entitled to receive a bonus (the "Profit Bonus") for each fiscal year of the Company ("Fiscal Year") during the Employment Period based on a percentage of a bonus pool (the "Bonus Pool"). The Bonus Pool shall be equal to ten percent (10%) of the fiscal year-end profit of the Company (net income before taxes and interest as listed in the Company's audited year end financial statements).

            (b) Executive's Profit Bonus shall be equal to fifty percent (50%) of the Bonus Pool unless modified by the Company in its sole and absolute discretion.

            (c) For purposes of this Paragraph 4, PTNI shall be based on the Company's year end audited financial statements as determined in the course of the Company's normal audit for the Fiscal Years ending, during the Employment Period increased by any amounts payable for, or expenses associated with, the Bonus Pool for any Fiscal Year; provided, however, that in no event shall PTNI include: (i) income from extraordinary gains as set forth in the Financial Statements (as hereinafter defined) (except that income from extraordinary gains shall be applied to offset any extraordinary loss for the same Fiscal Year),
(ii) expenses related to the provision of key man life insurance acquired during the lives of Executive or other key executive employees. The Company undertakes to use its best efforts to cause the preparation and completion of audited financial statements for all Fiscal Years within ninety (90) days of the end of such Fiscal Year (the "Financial Statements"); provided, however, Executive shall not have any right to complain or contest any failure by the Company to complete such audited Financial Statements within such time frame if Executive is then employed by the Company on substantially the same terms as provided herein. The determination of PTNI by the Company's independent certified public accountants shall be conclusive and binding upon the Company and Executive.

            (d) The Profit Bonus due Executive, if any, with respect to a particular Fiscal Year shall be payable in cash within thirty (30) days after receipt by the Company of the Financial Statements for said Fiscal Year, but in no event prior to completion of the audit of such Financial Statements. If Executive's employment is terminated for any reason (including expiration of the term of this Agreement) prior to the end of any Fiscal Year during the Employment Period, the Profit Bonus due Executive for such Fiscal Year shall be for the entire Fiscal Year.

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            (e) In consideration of Executive's services hereunder, the
Executive shall be granted the option to purchase shares of common stock of the Company in accordance with the terms of a Stock Option Agreement to be executed between the Company and Employee after the effective date of this Agreement.

         5. Benefit Plans. The payments provided in Paragraphs 3 and 4 hereof shall be in addition to any benefits to which Executive may be, or become, entitled under any group hospitalization, health, dental care, or sick-leave plan, life or other insurance or death benefit plan, travel or accident insurance, auto allowance or auto lease plan, or executive contingent compensation plan, including, without limitation, capital accumulation and termination pay programs, restricted or stock purchase plan, stock option plan, retirement income or pension plan, or other present or future group employee benefit plan or program of the Company for which key Executives are or shall become eligible, and Executive shall be eligible to receive during the term hereof, and during, any subsequent period for which he shall be entitled to receive payments from the Company under Paragraph 9(e) below, all benefits and emoluments for which key Executives are eligible under every such plan or program to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof. Notwithstanding the foregoing, during the term hereof the Executive shall at all times be provided with:

            (a) Medical insurance for himself and his spouse;

            (b) Disability insurance;

            (c) Directors' and Officers' Liability Insurance;

            (d) Indemnification by the Company to the fullest extent permitted by law;

            (e) A private executive office commensurate with the office of the Company's most senior executive;

            (f) An automobile allowance of $600 per month, which allowance shall automatically increase by five percent (5%) over the prior year's base allowance each year during the term hereof, and reimbursement for all automobile expenses including, but not limited to, insurance, gasoline, oil and repairs;

            (g) A travel allowance of $3,000 per year to allow the Executive's spouse to accompany Executive on those business trips that are approved by the Company; and

            (h) In the event that the Company purchases insurance on the life of Executive, Executive shall be entitled to purchase said policy from the Company in the event of his termination, pursuant to the terms hereof, for an amount equal to the cash surrender value thereof.

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         6. Business Expenses. The Executive shall be reimbursed for all usual and customary expenses incurred on behalf of the Company, in accordance with Company practices and procedures; provided that each such expense is of a nature qualifying it as a proper deduction on the Federal income tax returns of the Company, exclusive of any limitation rules as a business expense of the Company and not as compensation to Executive, and Executive furnishes the Company with adequate documentary evidence to substantiate such expenses.

         7. Vacation. Executive shall be entitled to a paid vacation of four (4) weeks each year during the term hereof. Any unused vacation time for each year of the term hereof shall be accrued by Executive if not used during such year or, at the option of the Executive, the Company shall pay the Executive within 30 days from the end of the Fiscal Year any unused vacation at Executive's current Base Compensation. Executive shall also be entitled to all paid holidays made generally available by the Company to its executive officers.

         8. Death or Disability.

            (a) Notwithstanding anything to the contrary contained in Paragraph 1 above if, during the term hereof, the Executive suffers a disability (as defined below) the Company shall, subject to the provisions of Paragraph 8(c) hereof, continue to pay Executive the compensation provided in Paragraphs 3 and 4 hereof during the period of his disability; provided, however, that, in the event Executive is disabled for a continuous period of ninety (90) consecutive days or for shorter periods aggregating ninety (90) days in any twelve-month period that the Employee is incapable of substantially fulfilling the duties set forth in Section 2 or hereafter assigned to him by the Board of Directors of the Company because of physical, mental or emotional incapacity resulting from injury, sickness or disease as determined by an independent physician agreed upon by both the Company and the Executive, the Company may, at its election, terminate this Agreement. In the event of such termination, the Company shall continue to be obligated to pay Executive his compensation earned up to the date of termination.

            (b) As used in this Agreement, the term "disability" shall mean the substantial inability of Executive to perform his duties under this Agreement as determined by an independent physician agreed upon by both the Company and the Executive.

            (c) In the event that Executive's employment ceases prior to the end of a calendar month as a result of his death or disability or in the event of a termination described in Paragraph 11 below, the Company shall pay Executive or his legal representatives, as the case may be, in addition to any other amounts payable by the Company hereunder, a lump cash sum which shall in no event be less than the salary plus any bonus to which Executive would have been entitled, had he continued to be affiliated with the Company until the end of the calendar month during which his affiliation terminates.

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         9. Change of Control.

            (a) For the purposes of this Agreement, a "Change of Control" shall be deemed to have taken place if: (i) any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the owner or beneficial owner of Company securities, after the date of this Agreement, having 30% or more of the combined voting power of the then outstanding securities of the Company that may be case for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company, or open market purchases approved by the Board, as long as the majority of the Board approving the purchases is the majority at the time the purchases are made), or (ii) the persons who were directors of the Company before such transactions shall cease to constitute a majority of the Board of the Company, or any successor to the Company, as the direct or indirect result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions.

            (b) The Company and Executive hereby agree that, if Executive is affiliated with the Company on the date on which a Change of Control occurs (the "Change of Control Date") the Company (or, if Executive is affiliated with a subsidiary, the subsidiary) will continue to retain Executive and Executive will remain affiliated with the Company (or subsidiary), for the period commencing on the Change of Control Date and ending on the first anniversary of such date to exercise such authority and perform such executive duties as are commensurate with the authority being exercised and duties being performed by the Executive immediately prior to the Change of Control Date.

            (c) During the remaining term hereof after the Change of Control Date, the Company (or Subsidiary) will (i) continue to pay Executive a salary at not less than the level applicable to Executive on the Change of Control Date,
(ii) pay Executive bonuses in amounts not less in amount than those paid during the twelve month period preceding the Change of Control Date, and (iii) continue employee benefit programs as to Executive at levels in effect on the Change of Control Date (but subject to such reductions as may be required to maintain such plans in compliance with applicable federal law regulating employee benefit programs).

            (d) If during the remaining term hereof after the Change of Control Date (i) Executive's employment is terminated by the Company (or subsidiary), or
(ii) there shall have occurred a material reduction in Executive's compensation or employment related benefits, or a material change in Executive's status, working conditions, management responsibilities or titles, and Executive voluntarily terminates his relationship with the Company within sixty (60) days of any such occurrence, or the last in a series of occurrences, then Executive shall be entitled to receive, subject to the provisions of subparagraphs (e) and
(f) below, a lump sum payment equal to 300% of Executive's "base period income" as determined under (e) below. Such amount will be paid to Executive within fifteen (15) business days after his termination of affiliation with the Company.

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             (e) The Executive's "base period income" shall be his base salary and annual incentive bonuses paid or payable to him during or with respect to the twelve month period preceding the date of his termination of affiliation.

             (f) The amounts payable to Executive under any other compensation arrangement maintained by the Company (or a subsidiary) which became payable after payment of the lump sum provided for in (a), upon or as a result of the exercise by Executive of rights which are contingent on a Change of Control (and would be considered a "parachute payment" under Internal Revenue Code ss. 280G and regulations thereunder), shall be increased by an additional amount representing a gross-up of any federal income tax liability arising from an excess parachute payment or otherwise.

         10. Location of Principal Place of Employment.

             (a) The Executive's principal business location hereunder shall be Pompano Beach, Florida.

             (b) If, for any reason, Executive is requested, and, in his sole and absolute discretion, consents to change his principal business location, the Company will reimburse the Executive for his reasonable relocation expenses, including without limitation, moving expenses, temporary living and travel expenses for a reasonable time while arranging to move his residence to the changed location, closing costs, if any, associated with the sale of his existing residence and the purchase of a replacement residence at the changed location, plus an additional amount representing a gross-up of any state or federal taxes payable by Executive as a result of any such reimbursements. If the Executive shall not consent to change his business location, the Executive may continue to provide the services required of him hereunder in the counties of Palm Beach or Broward, Florida, and the Company shall continue to maintain an office for Executive at that location commensurate with the Company's office prior to its relocation.

         11. Termination.

             (a) Termination Without Cause. The Company may terminate this Agreement without cause at any time upon written notice to the Executive, whereupon this Agreement shall terminate on the date specified therein. The Company shall pay the Executive a severance amount equal to three (3) years of Executive's Base Compensation payable as follows: one years salary within five
(5) days from the date specified therein, plus any bonuses, pursuant to Section 4 hereof, to which Executive would have been entitled to for the next fiscal year from the date specified therein, i.e., Executive is terminated on September 30, Executive is entitled to participate in the Bonus Pool for the remainder of that fiscal year. The payment for the salary for years two and three shall be due and payable in full within eighteen (18) months from the date of termination. These payouts shall be payable in accordance with the normal payroll policies of the Company (hereinafter, the "Severance Payout Period") and shall be subject to all usual and customary payroll deductions, including applicable withholding taxes.

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             (b) Termination For Cause. This Agreement may be immediately terminated by the Company at any time during the Employment Period for "cause". In such an event of termination, the Company shall be obligated only to continue to pay to Executive his Base Salary earned up to the effective date of termination. "Cause" for purposes hereof shall mean a breach of any of the provisions of this Agreement by Executive, unsatisfactory performance of Executive's duties hereunder as reasonably determined by the Company's Board of Directors and Executive has not caused within sixty (60) days from receipt of such notice, willful misconduct or neglect of duties, conviction of any criminal offense involving a felony, gross negligence, malfeasance or a crime of moral turpitude.

             (c) Reduction in Responsibilities/Activities. [TO FOLLOW]

             (d) Continuing Effect. Notwithstanding any termination of the Executive as provided in this Section 11 or otherwise, the provisions of Section 13 and 14 shall remain in full force and effect and shall be binding on the Executive and his legal representatives, successors and assigns.

         12. Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement, and all obligations of the Company hereunder, in writing. Upon such consolidation, merger, or transfer of assets and assumption, the term "the Company" as used herein, shall mean such other corporation and this Agreement shall continue in full force and effect.

         13. Restrictive Covenants.

             (a) The Executive acknowledges that his services and responsibilities are unique in character and are of particular significance to the Company, that the Company is a competitive business and that the Executive's continued and exclusive service to the Company under this Agreement is of a high degree of importance to the Company. Therefore, during the Employment Period and for the applicable periods specified below (each, the "Noncompete Period"), the Executive shall not, directly or indirectly, as owner, partner, joint venturer, Executive, broker, agent, corporate officer, principal, licensor, shareholder (unless as owner of no more than five percent (5%) of the issued and outstanding capital stock of such entity if such stock is traded on a major securities exchange) or in any other capacity whatsoever, engage in or have any connection with any business which is competitive with the Company, and which operates anywhere in the United States, European or Far East corridors on the effective date of termination of this Agreement:

         Reason for Termination                        Noncompete Period
         ----------------------                        -----------------

         Termination without cause                     N/A
         Termination for cause                         1 year

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For purposes of this Agreement, a business will be deemed to be competitive with the Company if it is an importer/re-seller of Karaoke hardware and software specializing in the United States mass merchant marketplace.

             (b) In addition to the restrictions set forth in Section 13(a), during the Noncompete Period, the Executive shall not:

                 (i) directly or indirectly, by initiating contact or otherwise, induce, influence, combine or conspire with, or attempt to induce, influence, combine or conspire with, any of the officers, Executives or agents of the Company to terminate his, her or its employment or relationship with or to compete against the Company; or

                 (ii) directly or indirectly, by initiating contact or otherwise, divert or attempt to divert any or all of any customers' or suppliers' business with the Company.

             (c) If, in any judicial proceedings, a court shall refuse to enforce any of the covenants included in this Section 13 due to extent, geographic scope or duration thereof, or otherwise, then such unenforceable covenant shall be amended to relate to such lesser extent, geographic scope or duration and this Section 13 shall be enforceable, as amended. In the event the Company should bring any legal action or other proceeding against Executive for enforcement of this Agreement, the calculation of the Noncompete Period shall not include the period of time commencing with the filing of legal action or other proceeding to enforce this Agreement through the date of final judgment or final resolution, including all appeals, if any, of such legal action or other proceeding unless the Company is receiving the practical benefits of this
Section 13 during such time. The existence of any claim or cause of action by the Executive against the Company predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of these covenants.

             (d) The Executive has carefully considered the nature and extent of the restrictions upon the Executive and the rights and remedies conferred upon the Company under this Section 13, and the Executive hereby acknowledges that the restrictions on his activity as contained herein are reasonably required for the Company's protection, would not operate as a bar to the Executive's sole means of support, are fully required to protect the legitimate interests of the Company, do not confer a benefit on the Company disproportionate to the detriment to the Executive and are material inducements to the Company to enter into this Agreement. The Executive hereby agrees that in the event of a violation by him of any of the provisions of this Agreement, the Company will be entitled to institute and prosecute proceedings at law or in equity to obtain damages with respect to such violation or to enforce the specific performance of this Agreement by the Executive or to enjoin the Executive from engaging in any activity in violation hereof.

         14. Treatment and Ownership of Confidential Information. The Executive acknowledges that during his employment he will learn and will have access to Confidential Information regarding the Company. For purposes of this Agreement, the term "Confidential

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Information" shall mean all of the materials and information which Executive makes use of, acquires or develops or has made use of, acquired or developed, in whole or in part, in connection with Executive's employment with the Company (whether before or after the date of this Agreement), including any financial data, client names and addresses, employee data, discoveries, processes, formulas, inventions, know-how, techniques and any other materials or information related to the business or activities of the Company which are no[ generally known to others engaged in similar businesses or activities. The Executive acknowledges that such Confidential Information as is acquired and used by the Company or its affiliates is a special, valuable and unique asset. The Executive will not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit, or the benefit of any person or entity with which he may be associated, or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of the Company's Board of Directors, unless such Confidential Information previously shall have become public knowledge through no action by or omission of the Executive. The Executive covenants and agrees that all right, title and interest in any Confidential Information shall be and shall remain the exclusive property of the Company. The Executive agrees to promptly disclose to the Company all Confidential Information developed in whole or in part by the Executive within the scope of this Agreement and to assign to the Company any right, title or interest the Executive may have in such Confidential Information. The Executive agrees to turn over to the Company all physical manifestations of the Confidential Information in his possession or under his control at the request of the Company.

         15. Executive Representations and Warranties. The Executive represents and warrants that he is not a party to, or bound by, any other employment agreements. The Executive further represents and warrants to the Company that he is free of known physical and mental disabilities that would, with or without reasonable accommodations that would create an undue hardship for the Company, impair his performance hereunder and he is fully empowered to enter and perform his obligations under this Agreement. Without limiting the generality of the foregoing, the Executive represents and warrants that he is under no restrictive covenants to any person or entity that will be violated by his entering into and performing this Agreement.

         16. Arbitration. Except as provided in sections 13 and 26 hereof, any dispute, controversy or claim arising under, out of, in connection with, or in relation to this Agreement, or the breach, termination, validity or enforceability of any provision of this Agreement, will be settled by final and binding confidential arbitration conducted in accordance with, and before a single arbitrator (the "Arbitrator") chosen according to, the rules of the American Arbitration Association's National Rules for Resolution of Employment Disputes, with the additional proviso that all steps necessary to insure the confidentiality of the proceedings will be added to the basic rules. Unless otherwise mutually agreed upon by the parties, the arbitration hearings shall be held in the Broward County, Florida. The parties hereby agree that the Arbitrator has full power and authority to hear and determine the controversy and make an award in writing in the form of a reasoned judicial opinion. The parties hereby stipulate in advance that the award is binding and final. The parties hereto also agree that judgment upon the arbitration award may be entered in any federal or state

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court having jurisdiction thereof. Each party is responsible for his or its own legal fees and out-of-pocket expenses incurred in connection with such arbitration.

         17. Binding Effect. Except as herein otherwise provided, this Agreement shall inure to the benefit of and shall be binding upon the parties hereto, their personal representatives, successors, heirs and assigns.

         18. Severability. Invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions.

         19. Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa. Titles of Paragraphs are for convenience only, and neither limit nor amplify the provisions of the Agreement itself.

         20. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida.

         21. Entire Agreement. This Agreement contains the entire understanding between the parties and may not be changed or modified except by an Agreement in writing signed by all the parties.

         22. Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered when deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the parties at the addresses first stated herein, or to such other address as either party hereto shall from time to time designate to the other party by notice in writing as provided herein.


         23. No Publicity. The Executive agrees that he will not engage in any conduct that is injurious to the Company's reputation and interests, including, but not limited to, publicly disparaging (or inducing or encouraging others to publicly disparage) the Company or any of the Company's directors, officers, employees or agents.

         24. Cooperation. Executive agrees to cooperate fully with the Company by providing information to the Company and its representatives, agents or advisors regarding any business matters with which the Executive may become involved with during the terms of this Agreement and to cooperate fully in the event of any litigation or legal, administrative or reulatory proceeding by providing information, including but not limited to, providing truthful testimony at any legal, administrative or regulatory proceeding, regarding any facts or information of which Executive has knowledge and/or any business matters of which Executive has or had knowledge.

         25. Assignability. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the assets and

                                       10

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business of the Company and, further provided that any such assignment shall not release the Company from its obligations to the Executive hereunder. The Executive's rights and obligations hereunder may not be assigned or alienated without the prior written consent of the Company and any attempt to do so by the Executive will be void.

         26. Attorneys' Fees. If any legal action or other proceeding is brought by the Company for the enforcement of section 13 of this Agreement, or because of an alleged dispute, breach, default or misrepresentation by the Executive in connection with any provision of this Agreement, the Company or the Executive shall be responsible for its own attorneys' fees, sales and use taxes, court costs and other expenses incurred in that action or proceeding.

         27. Injunctive Relief. The Executive acknowledges and agrees that in the event Executive violates any term, covenant or provision of Section 13 of this Agreement, the Company will suffer irreparable harm for which the Company will have no adequate remedy at law. The Executive agrees that the Company shall be entitled to injunctive relief for any breach or violation of Section 13 of this Agreement, including but not limited to the issuance of an ex parte preliminary injunction, in addition to and not in limitation of any and all other remedies available to the Company at law or in equity.

         28. No Offsets. The existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of this Agreement.

         29. Executive Acknowledgment. The Executive acknowledges and agrees that Executive has read and understands the terms set forth in this Agreement and has been given a reasonable opportunity to consult with an attorney prior to execution of this Agreement.

         30. Other Instruments. The parties hereby covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the terms of this Agreement.

         31. Counterparts. This Agreement may be executed in any number of counterparts and each such counterpart shall for all purposes be deemed an original.

         32. Assignability. This Agreement shall not be assigned by either party, except with the written consent of the other.

                          [SIGNATURE PAGE ON NEXT PAGE]

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         IN WITNESS WHEREOF, this Agreement has been duly signed by the
Executive and on behalf of the Company on the day and year first above written.

                                               THE SINGING MACHINE COMPANY, INC.


By: Edward Pearson                         By: Paul Wu
    ---------------------------------          ---------------------------------
    Edward Pearson (Director)                  Paul Wu (Director)




                                               Edward Steele
                                               ---------------------------------
                                               Edward Steele

                                       12